 Exhibit 5.2

Genpact Luxembourg S. à r.l.

12F, Rue Guillaume Kroll

L-1882 Luxembourg

Genpact Limited

521 Fifth Avenue, 14th Floor

New York, NY 10175

AND

Computershare Trust Company, National Association

Attention: CCT Administrator for Genpact

1505 Energy Park Drive

St. Paul, Minnesota 55108

(the Trustee and, together with Genpact Luxembourg S. à r.l. and Genpact Limited, the Addressees)

Allen Overy Shearman Sterling SCS

société en commandite simple, inscrite au

barreau de Luxembourg

5 avenue J.F. Kennedy L-1855 Luxembourg

Boîte postale 5017 L-1050 Luxembourg

Tel       +352 4444 55 1

Fax      +352 4444 55 557

frank.mausen@aoshearman.com

Our ref 0101516-0000001 EUO3: 2015232039.5
Luxembourg, 4 June 2024

Genpact Luxembourg S. à r.l.- Issue of up to $400,000,000 6.000% Senior Notes due 2029

Dear Sir or Madam,

1.	We have acted as legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Genpact Luxembourg S. à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under Luxembourg law, having its registered office at 12F, rue Guillaume Kroll, L-1882 Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) (the Register) under number B131149 (the Company) in connection with the Agreements (as defined below).

2.	DOCUMENTS

We have examined:

2.1	an e-mailed scanned copy of the restated articles of association (statuts coordonnés) of the Company dated 22 December 2023 (the Articles);

2.2	an electronic copy of a negative certificate (certificat négatif) issued by the Register in respect of the Company dated 4 June 2024 stating that on the day immediately prior to the date of issuance of the negative certificate, there were no records at the Register of any court order or decision regarding, amongst others, a (i) bankruptcy adjudication against the Company, (ii) reprieve from payment (sursis de paiement), (iii) judicial reorganisation (réorganisation judiciaire) or (iv) administrative dissolution without liquidation (dissolution administrative sans liquidation) (the Certificate);

Allen Overy Shearman Sterling SCS, a société en commandite simple, is an affiliated office of Allen Overy Shearman Sterling LLP. Allen Overy Shearman Sterling LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Austin, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Dallas, Dubai, Dublin, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Houston, Istanbul, Jakarta (associated office), Johannesburg, London, Los Angeles, Luxembourg, Madrid, Menlo Park, Milan, Munich, New York, Paris, Perth, Prague, Riyadh, Rome, San Francisco, São Paulo, Seoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C.

2.3	an e-mailed scanned signed copy of the circular resolutions taken by the managers of the Company on 27 May 2024 (the First 2024 Resolutions);

2.4	an e-mailed scanned signed copy of the circular resolutions taken by the managers of the Company on 31 May 2024 (the Second 2024 Resolutions and, together with the First 2024 Resolutions, the Circular Resolutions);

2.5	an e-mailed scanned signed copy of a New York law governed indenture dated as of 26 March 2021 and made between, the Company and Genpact USA, Inc. as co-issuers, Genpact Limited, as guarantor (the Parent Guarantor) and the Trustee (the Base Indenture);

2.6	an e-mailed scanned signed copy of a New York law governed second supplemental indenture relating to the Notes dated as of 4 June 2024 and made between, among others, the Company, Genpact USA, Inc., the Parent Guarantor and the Trustee (the Second Supplemental Indenture);

2.7	an e-mailed scanned signed copy of a New York law governed underwriting agreement dated 30 May 2024 and made between, the Company, Genpact USA, Inc., Genpact Limited and Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC as the representatives of the underwriters (the Underwriting Agreement);

2.8	an e-mailed scanned signed copy of a final prospectus supplement (the Prospectus Supplement) with respect to the registration of an offer of up to USD$400,000,000 aggregate principal amount of 6.000% Senior Notes due 2029 (the Notes), fully and unconditionally guaranteed on a senior unsecured basis by Genpact Limited; and

2.9	an e-mailed scanned signed copy of a co-issuer agreement relating to the Notes and made between, among others, the Company and Genpact USA, Inc. as co-issuers (the Co-Issuer Agreement).

The documents listed in paragraphs 2.5 to 2.8 (inclusive) above are herein collectively referred to as the Agreements. The term “Agreements” includes, for the purposes of paragraphs 3. and 5. below, any document in connection therewith.

Unless otherwise provided herein, terms and expressions shall have the meaning ascribed to them in the Agreements. Capitalised terms defined in the Agreements, and otherwise defined herein, have the same meaning when used in this legal opinion.

Except as stated above, we have not, for the purposes of this legal opinion, examined any contracts, agreements, deeds, instruments or other documents relating to the issue by the Company of the Notes or the Agreements or the Prospectus Supplement or entered into by or affecting any party (including the Company) to any such contracts, agreements, deeds, instruments or documents, or any corporate records of any such party, and have not made any other enquiries concerning any such party. In particular, but without limitation, we have not investigated whether any such party will, by reason of the transactions contemplated by the Agreements, the Supplement Prospectus or the Notes, be in breach of any of its obligations under any such contracts, agreements, deeds, instruments or documents.

3.	ASSUMPTIONS

In giving this legal opinion, we have assumed with your consent, and we have not verified independently:

3.1	the genuineness of all signatures (whether handwritten or electronic), stamps and seals, the completeness and conformity to the originals of all the documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies or specimens and the authenticity of the originals of such documents and that the individuals purported to have signed, have in fact signed (and had the general legal capacity to sign) these documents;

3.2	the due authorisation, execution and delivery of the Agreements by all the parties thereto (other than the Company) as well as the power, authority and legal right of all the parties thereto (other than the Company) to enter into, execute, deliver and perform their respective obligations thereunder, and the compliance with all internal authorisation procedures by each party (other than the Company) for the execution by it of the Agreements to which it is expressed to be a party;

3.3	that all factual matters and statements relied upon or assumed herein were, are and will be (as the case may be) true, complete and accurate on the date of the execution of the Agreements, the Prospectus Supplement and the issue of the Notes;

3.4	that all authorisations, approvals and consents under any applicable law (other than Luxembourg law to the extent opined upon herein) which may be required in connection with the entry into, execution, delivery and performance of the Agreements and the issue of the Notes have been or will be obtained;

3.5	that the Notes have not been and will not be subject to an offer of securities to the public in Luxembourg and that no steps, measures or actions have been or will be taken that would constitute, or would be deemed to constitute, an offer of securities to the public in Luxembourg within the meaning of Regulation (EU) 2017/1129 of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market and repealing Directive 2003/71/EC, as amended (the 2017 Regulation) or the Luxembourg act dated 16 July 2019 on prospectuses for securities (the Prospectus Act 2019), unless the applicable requirements of the 2017 Regulation or the Prospectus Act 2019 have first been complied with and that the Notes have not and will not be offered, sold or otherwise made available to any retail investor (as defined in regulation (EU) No 1286/2014 of the European Parliament and of the Council of 26 November 2014 on key information documents for packaged retail and insurance-based investment products (the PRIIPs Regulation)) in the European Economic Area unless the applicable requirements of the PRIIPs Regulation have first been complied with;

3.6	that the Agreements and the Notes have been in fact signed on behalf of the Company either in accordance with the Articles or in conformity with the relevant Circular Resolutions (as applicable);

3.7	that the place of the central administration (siège de l'administration centrale), the principal place of business (principal établissement) and the centre of main interests (within the meaning given to such term in Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended (the European Insolvency Regulation)) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg and that the Company has no establishment (as such term is defined in the European Insolvency Regulation) outside Luxembourg;

3.8	that the Company complies with the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended;

3.9	that the Agreements and the Notes are legally valid, binding and enforceable;

3.10	that the Agreements are entered into and performed by the parties thereto in good faith and without any intention of fraud or intention to deprive of any legal benefit any persons (including for the avoidance of doubt third parties) or to circumvent any applicable mandatory laws or regulations of any jurisdiction (including without limitation any tax laws);

3.11	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion;

3.12	that all the parties to the Agreements (other than the Company) were or are, at the time of the execution of the Agreements, companies duly organised, incorporated and existing in accordance with the laws of the jurisdiction of their respective incorporation and/or their registered office and/or the place of effective management; that in respect of all the parties to the Agreements, no steps have been taken, at the time of execution of the Agreements, pursuant to any insolvency, bankruptcy, liquidation, reorganisation or equivalent or analogous proceedings regarding the respective parties or their assets and that no voluntary, judicial or administrative winding-up or liquidation of such parties has been resolved or become effective at the date hereof. In respect of the Company, we refer to the Certificate;

3.13	that the entry into and performance of the Agreements and the issue of the Notes are for the corporate benefit (intérêt social) of the Company;

3.14	that all managers signed the relevant Circular Resolutions, that the relevant Circular Resolutions have not been amended, rescinded, revoked or declared void and that each member of the board of managers of the Company has carefully considered the entry into and performance of the Agreements before signing the relevant Circular Resolutions;

3.15	that the Articles have not been modified since the date referred to in paragraph 2.1 above;

3.16	that the Base Indenture and the First Supplemental Indenture have not been amended, rescinded, revoked or declared void since the dates referred to in paragraphs 2.5 and 2.6 (as applicable) above;

3.17	that the Company does not carry out an activity in the financial sector on a professional basis (as referred to in the Luxembourg act dated 5 April 1993 relating to the financial sector, as amended);

3.18	that the Company does not carry out an activity requiring the granting of a business licence under the Luxembourg act dated 2 September 2011 relating to the establishment of certain businesses and business licences, as amended;

3.19	that the Company is not, is not deemed to be, and, as a result of issuing the Notes or entering into and performing its obligations under the Agreements, will not be, over-indebted in light of the current practice of the Luxembourg tax administration; and

3.20	the absence of any other arrangement by or between any of the parties to the Agreements or between the parties to the Agreements and any third parties which modifies or supersedes any of the terms of the Agreements or the Notes or otherwise affects the opinions expressed herein;

3.21	there is neither a vitiated consent (vice de consentement) by reason of mistake (erreur), fraud (dol), duress (violence) or inadequacy (lésion), nor an illicit cause (cause illicite) in relation to the Agreements; and

3.22	that all agreed conditions to the effectiveness of the Agreements have been or will be satisfied.

4.	OPINIONS

Based upon, and subject to, the assumptions made above and the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of Luxembourg in effect, as construed and applied by the Luxembourg courts in published Luxembourg court decisions, on the date hereof:

4.1	Status

The Company is a private limited liability company (société à responsabilité limitée) formed for an unlimited duration under the laws of Luxembourg.

4.2	Power, authority and authorisation

The Company has the corporate power and authority to enter into and perform the Agreements and to issue the Notes and has taken all necessary corporate actions to authorise the contents and the execution of the Agreements and the issue of the Notes.

4.3	Due Execution

The Agreements and the Notes have been validly executed and delivered on behalf of the Company.

4.4	Non-conflict

The entry into, execution, delivery and performance by the Company of the Agreements and the issue by it of the Notes do not violate the Articles or the Luxembourg act dated 10 August 1915 on commercial companies, as amended (the Companies Act 1915).

4.5	No consents

No authorisations, approvals or consents of governmental, judicial and public bodies and authorities of or in Luxembourg are required under statute in connection with the entity into or performance by the Company of the Agreements or the issue by the Company of the Notes.

4.6	No immunity

The Company is not entitled to claim immunity from jurisdiction or immunity from enforcement with respect to any action or proceeding brought in connection with their obligations under the Agreements in the courts of Luxembourg.

4.7	Certificate

According to the Certificate, on the day immediately prior to the date of issuance of the Certificate, no court order or decision was recorded with the Register pursuant to which the Company had been adjudicated bankrupt (faillite) or become subject to, or benefited from, a reprieve from payment (sursis de paiement), judicial reorganisation (réorganisation judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), judicial liquidation or judicial appointment of a temporary administrator.

5.	QUALIFICATIONS

The above opinions are subject to the following qualifications:

5.1	The opinions expressed herein are subject to, and may be affected or limited by, the provisions of any applicable bankruptcy (faillite), insolvency, liquidation, reprieve from payment (sursis de paiement), reorganisation proceedings (including without limitation judicial reorganisation (réorganisation judiciaire) and reorganisation by amicable agreement (réorganisation par accord amiable)) or similar Luxembourg or foreign law proceedings or regimes affecting the rights of creditors generally.

5.2	We express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Agreements and the issue of the Notes.

5.3	We express no opinion whatsoever on regulatory matters or on matters of fact or on matters other than those expressly set forth in this legal opinion, and no opinion is, or may be, implied or inferred herefrom.

5.4	A search at the Register is not capable of conclusively revealing whether a (and the Certificate does not constitute conclusive evidence that no) winding-up resolution, decision or petition, or an order adjudicating or declaring a, or a petition or filing for, bankruptcy or reprieve from payment (sursis de paiement) or judicial reorganisation (réorganisation judiciaire) or judicial liquidation (liquidation judiciaire) or similar action has been adopted or made.

5.5	The corporate documents of, and relevant court orders affecting, a Luxembourg company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Register immediately and there is generally a delay in the relevant document appearing on the files regarding the company concerned. Furthermore, it cannot be ruled out that the required filing of documents has not occurred or that documents filed with the Register may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations or RESA, Recueil électronique des sociétés et associations, as applicable) unless the company proves that the relevant third parties had prior knowledge thereof.

5.6	We express no opinion on the legal validity and the enforceability of the Agreements and the Notes.

5.7	In the case of legal proceedings being brought before a Luxembourg court or production of the Agreements and/or the Notes before an official Luxembourg authority, such Luxembourg court or official authority may require that the Agreements, the Notes and/or any judgment obtained in a foreign court must be translated into French or German.

5.8	Punitive, treble or similar damages may not be enforceable in the Luxembourg courts.

5.9	We express no opinion in respect of any provisions set out in the Agreements which refer to rights and obligations of the parties, or definitions, by reference to a specified law, act, statute or regulation under any foreign law.

5.10	The Prospectus Supplement has been prepared by the Company, which has accepted responsibility for the information contained therein.

6.	This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion on any economic, financial or statistical information (including formulas determining payments to be made) contained in the Prospectus Supplement, the Notes and the Agreements (or any document in connection therewith).

7.	This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can be brought exclusively before the courts of Luxembourg.

8.	In this matter we have taken instructions solely from the Company. This legal opinion however has been addressed to the Addressees in connection with the Company's entry into the Agreements, the Prospectus Supplement and the issue of the Notes. We note that we have not advised the Addressees (other than the Company) on the legal implications of the Agreements, the Prospectus Supplement and the Notes (other than those specifically opined on herein). We exceptionally accept addressing this legal opinion to the Addressees (other than the Company) solely in relation to the matters opined on herein, but the giving of this legal opinion is not to be taken as implying that we owe the Addressees (other than the Company) any duty of care (other than in respect of the accuracy of the opinions expressly provided herein) in relation to the Agreements, the Prospectus Supplement or the Notes, the transactions contemplated by the Agreements, the issue of the Notes and the Prospectus Supplement or their commercial or financial implications. The fact that we have provided this legal opinion to the Addressees (other than the Company) shall further not be deemed to have created any client relationship between us and the Addressees. The following provisions shall also apply in respect of the provision of this legal opinion to the Addressees (other than the Company), except that if and to the extent that any general terms of engagement that we may have in place at the date of this legal opinion with the Addressees(other than the Company) where such Addressees (other than the Company) are our clients have a different effect, then such other effect shall apply in relation to the provision of this legal opinion:

8.1	we shall have no obligation to advise the Addressees (other than the Company) in the future on any of the matters referred to in this legal opinion and the fact that we have provided this legal opinion to the Addressees (other than the Company) (i) shall not restrict us from representing and advising the Company (if the Company so requests) in relation to any matter at any time in the future (whether or not separate legal advisors are retained on any such matters by the Addressees (other than the Company)), and (ii) shall not be deemed to have caused us any conflict of interest in relation to the giving of any such advice; and

8.2	as regards the Addressees (other than the Company), any non-contractual rights and obligations arising out of or in connection with this legal opinion are governed by and are to be construed in accordance with Luxembourg law and the courts of Luxembourg have exclusive jurisdiction in respect of any dispute or matter arising out of or in connection with this legal opinion.

9.	Any Addressee who is entitled to, and does, rely on this legal opinion agrees, by so relying, that, to the fullest extent permitted by law and regulation (and except in the case of wilful misconduct or fraud) there is no assumption of personal duty of care by, and such person will not bring any claim against, any individual who is a partner of, member of, employee of or consultant to Allen Overy Shearman Sterling SCS, société en commandite simple, Allen Overy Shearman Sterling LLP or any other member of the group of Allen Overy Shearman Sterling undertakings and that such person will instead confine any claim to Allen Overy Shearman Sterling SCS, société en commandite simple, Allen & Overy Shearman Sterling or any other member of the group of Allen Overy Shearman Sterling undertakings (and for this purpose "claim" means (save only where law and regulation applies otherwise) any claim, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise).

10.	Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that they are attributable to such factors.

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission (the Commission) as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion may be relied upon by Cravath, Swaine & Moore LLP in connection with the provision of its legal opinion to be rendered in connection with the Registration Statement.

Yours faithfully,

/s/ Frank Mausen

Allen Overy Shearman Sterling SCS

Frank Mausen*

Partner

Avocat à la Cour

* This document is signed on behalf of Allen Overy Shearman Sterling SCS, a société en commandite simple, registered on list V of the Luxembourg bar. The individual signing this document is a qualified lawyer representing this entity.